Exhibit 99.1

Former UK e-Envoy Andrew Pinder Joins Entrust to Lead Government Initiatives

With Pinder, Entrust strengthens its leadership in global e-government initiatives

DALLAS - October 30, 2006 - While Entrust, Inc. [NASDAQ: ENTU] has held a leadership position providing security solutions to governments around the world, today it adds a key ally in its mission to create trusted environments in which governments can evolve their online service offerings to be more citizen-centric. Andrew Pinder, the former e-Envoy for the government of the United Kingdom today moves from member of the board of directors at Entrust to an executive role as Entrust senior vice president, global solutions. Pinder will join Entrust as a named executive officer effective immediately.

“During Andrew’s tenure as e-Envoy, the United Kingdom received acclaim for becoming a leading e-government and e-business leader,” said Entrust Chairman, President and Chief Executive Officer Bill Conner. “We were thrilled to have his counsel and expertise on our board of directors, and by joining us he can help lead our global government efforts on projects such as the move to e-passports, national ID cards and securing citizen identities and information.”

As the United Kingdom’s e-Envoy, Pinder spearheaded the Prime Minister’s directive to bring Internet access to all British citizens and businesses by 2005. He also was responsible for forging stronger information networks in the British government and for enabling the U.K. to be a recognized leading e-Government and a leader in e-Business. Since his tenure as e-Envoy, Pinder has been a sought after international spokesperson and consultant on e-government issues.

“Even though I’ve been able to provide strategic counsel as a member of the board of directors for Entrust since 2004, I saw so much more I could do to help this leading company provide the needed assistance to governments around the world,” said newly-named Entrust Senior Vice President, Global Solutions Andrew Pinder. “Creating a trusted environment where citizens know their identities are protected is a necessary first step for governments to move from government-centric to citizen-centric.”

Before his appointment as e-Envoy in 2000, Pinder served as the head of Operations and Technology for Europe at Citibank and then moved to take a more global role. He also held positions as the Director of Operations and Technology at Prudential Corporation and as Director of Information Technology at the Office of Inland Revenue.

“While many governments have moved basic citizen services online, in most cases, these services are siloed, which frustrates citizens. The next step will be to break down the barriers between different government agencies and even governments of other countries to truly achieve the citizen-centric service model ‘holy grail.’ While this is a necessary metamorphosis, it requires a high level of trust for all parties involved,” adds Pinder. “This is a transformation I know well, and I am pleased to join Entrust’s quest to provide trusted environments for governments and citizens around the world.”

About Entrust

Entrust, Inc. [NASDAQ: ENTU] is a world leader in securing digital identities and information. Over 1,500 enterprises and government agencies in more than 50 countries use Entrust solutions to help secure the digital lives of their citizens, customers, employees and partners. Our proven software and services can help customers in achieving regulatory and corporate compliance, while helping to turn security challenges such as identity theft and e-mail security into business opportunities. For more information on how Entrust can help secure your digital life, please visit: www.entrust.com

Entrust is a registered trademark of Entrust, Inc. in the United States and certain other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks or registered trademarks of Entrust, Inc. or Entrust Limited. All other company and product names are trademarks or registered trademarks of their respective owners.

For more information:

Michelle Metzger

Entrust, Inc.

(972) 713-5866

michelle.metzger@entrust.com